KINGSTONE

FOR IMMEDIATE RELEASE

KINGSTONE COMPANIES ANNOUNCES SIGNING OF NEW REINSURANCE TREATIES

Kingston, NY — July 11, 2016 – Kingstone Companies, Inc. (Nasdaq CM: KINS) (the "Company" or "Kingstone"), a multi-line regional property and casualty insurance holding company, today announced that the Company's wholly-owned subsidiary, Kingstone Insurance Company, entered into various reinsurance agreements with multiple reinsurers for the treaty year beginning July 1, 2016. The new agreements include increased coverage, improved terms, and a further reduction in exposure-adjusted reinsurance costs. The new treaties are highlighted by the following features:

Catastrophe Excess of Loss Reinsurance Treaty

- $247 million in coverage was purchased from a panel of 39 individual reinsurers, each rated "A- Excellent" or better by A.M. Best. This is an increase from the $176 million purchased in the expired term, and well in excess of the amount required to support our growth. After the $5 million direct retention (of which our net share is $3.0 million), the Company is now covered for up to a $252 million ground-up loss event.
- The Company obtained a 5.4% exposure-adjusted rate reduction compared to the corresponding premium paid for catastrophe coverage on the expired treaty.
- The Company purchased Reinstatement Premium Protection on the first $20 million layer of catastrophe coverage above the $5 million direct retention.
- The Company purchased coverage protecting up to a 1-in-250 year event, far more than ever purchased and in line with the requirements of achieving an "A- Excellent" rating by A.M. Best
- The Company's maximum pre-tax retained loss in a catastrophe event increased from $2,400,000 to $3,000,000, aligning our retention with our increased level of statutory surplus. The hours clause has been expanded to 168 hours, up from the 120 hours included in the expired treaty.

Personal Lines Quota Share Treaty

- The Company has maintained its ceding percentage at 40%,
- The new treaty is again on a "net" of catastrophe reinsurance basis
- Maiden Re (a ten year partner of Kingstone) and Swiss Re continue as treaty participants, each with a 50% share of the treaty

<u>Per-risk Excess of Loss Treaties</u>

- The maximum retention on any one policy loss (pre-tax) changed as follows:
  - Personal lines- $500,000, up from $450,000 in prior term
  - Commercial lines- $500,000, up from $425,000 in prior term
- Total protection up to a $4.5 million single loss, covering the maximum policy limits currently offered by the Company.

Mr. Benjamin Walden, SVP and Chief Actuary, commented, "We are very pleased with the coverage and terms we were able to obtain for catastrophe reinsurance in the new treaty. Due to continued favorable reinsurance market conditions, we were able to secure far more protection, now covering us for a 1-in-250 year event. We have increased our net retention to $3.0 million, in line with our surplus growth. By purchasing reinstatement premium protection for our first layer up to a $25 million direct loss, we have protected ourselves against the volatility related to catastrophe events similar in size to Superstorm Sandy."

Mr. Barry Goldstein, Chairman and CEO of Kingstone, stated, "For this renewal, we worked with our longtime intermediary, Aon Benfield, to achieve two major goals. First, to secure catastrophe coverage up to a 1-250 year event, a level required of a carrier seeking to achieve an "A- Excellent" rating from A.M. Best. This required us to secure 40% more coverage than ever before. Second, we did so with a requirement of maintaining our core risk sharing principles. We limit our after-tax impact from a single loss to no more than 1% of our surplus, and with a catastrophe, to no more than 5% of our surplus. Maintaining our net leverage at no more than 1.5:1, leaving our quota share at 40% was prudent, given the favorable treaty terms and having no plans nor need to raise additional capital during the next year.

Goldstein continued "Consider that in October 2012, almost four years ago, Superstorm Sandy resulted in direct losses to Kingstone of $18 million. If the same storm took place today, and in line with the growth we've experienced, that loss would be over $45 million. But, under our current structure, the net financial impact today would be ***less*** than in 2012. Where Superstorm Sandy resulted in an increase to the 2012 combined ratio of 27.9 points, the effect this year would be under 9 points, or about one calendar quarter's earnings. Rather than trying to maximize one period's earnings, we again chose to better protect the balance sheet we've worked so hard to build."

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Rhode Island, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are

subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319